Exhibit 10.21

RESTRICTED STOCK UNIT AWARD CERTIFICATE

(UNITED STATES)

Non-transferable

GRANT TO

«Full_Name»

(“Grantee”)

by Sally Beauty Holdings, Inc. (the “Company”) of

«RSUs»

restricted stock units convertible on a one-for-one basis into shares of its common stock, par value $0.01 (the “RSUs”)

pursuant to and subject to the provisions of the Sally Beauty Holdings, Inc. 2019 Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the RSUs, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless the vesting of the RSUs is accelerated as provided herein or otherwise in the discretion of the Committee, the RSUs shall vest (become non-forfeitable) in accordance with the following schedule, provided that Grantee is providing services to the Company on each of the following dates:

Vesting Date	Percent of RSUs Vested
November 15, 2025	33.33%
November 15, 2026	33.33%
November 15, 2027	33.34%

IN WITNESS WHEREOF, Sally Beauty Holdings, Inc. has caused this Award Certificate to be executed as of the Grant Date, as indicated below.

SALLY BEAUTY HOLDINGS, INC. By: _____________________________ Denise Paulonis Its: President, Chief Executive Officer & Director	Grant Date: November 6, 2024

Acknowledged and Accepted by Grantee*

*Grantee’s electronic signature indicates Grantee’s acknowledgment and acceptance of the RSUs and the Terms and Conditions.

TERMS AND CONDITIONS

1. Vesting of RSUs. The RSUs have been credited to a bookkeeping account on behalf of

Grantee. The RSUs will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a) as to the percentages of the RSUs specified on the cover page hereof, on the respective Vesting Dates specified on such page, provided Grantee is providing services to the Company on each such Vesting Date;

(b) as to that portion of the RSUs that would have become vested on the next Vesting Date following the effective date of Grantee’s termination of service as a result of Grantee’s death or Disability;

(c) as to all of the RSUs, on the effective date of a Change in Control if the Committee determines that the RSUs shall not become an Assumed Award (as defined in Section 13.8(b) of the Plan); or

(d) as to all of the RSUs, if the Committee determines that the RSUs shall become an Assumed Award (as defined in, and in accordance with the terms and conditions set forth in, Section 13.8(b) of the Plan), then on the earlier of (1) the respective Vesting Dates specified on the cover page hereto absent a Change in Control, provided Grantee is providing services to the Company on each such Vesting Date, or (2) Grantee’s Qualifying Termination (as defined in Section 13.8(b)(iv) of the Plan).

If Grantee’s service terminates prior to a Vesting Date for any reason other than as described in (b) or (d) above or in Section 2 below, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

2. Retirement. If Grantee’s service with the Company is terminated as a result of his or her Retirement and Grantee agrees to be bound by certain restrictive covenants (including non-competition, non-solicitation, non-disclosure and non-disparagement covenants as determined in the sole discretion of the Company) (“Restrictive Covenants”), for the three-year period following his or her Retirement, then the RSUs will continue to vest for the three-year period following Grantee’s Retirement as if Grantee’s service had not terminated, unless Grantee violates the any of the Restrictive Covenants. If, in the sole discretion of the Committee, Grantee violates one of the Restrictive Covenants during the three-year period following Grantee’s Retirement, then Grantee shall forfeit all of his or her right, title and interest in and to such RSUs as of the date of such violation, and such RSUs shall be reconveyed to the Company without further consideration or any act or action by the Grantee. If Grantee’s service with the Company is terminated as a result of his or her Retirement and Grantee does not agree to be bound by Restrictive Covenants, then Grantee shall forfeit all of his or her right, title and interest in and to such RSUs as of the date of termination, and such RSUs shall be reconveyed to the Company without further consideration or any act or action by the Grantee. [In compliance with California Business and Professions Code Section 16600.1, if Grantee is a resident of the state of California (a “California Resident”), then the defined term “Restrictive Covenants” shall not include any non-competition or non-solicitation covenants.]

3. Rights. The RSUs represent an unsecured promise of the Company to issue shares of Common Stock as otherwise provided in this Award Certificate. Other than the rights provided in this Award Certificate, Grantee shall have no rights of a stockholder of the Company with respect to the RSUs awarded under this Award Certificate until such RSUs have vested and the underlying shares of Common Stock have been issued pursuant to the terms of this Award Certificate. Upon conversion of the RSUs into shares of Common Stock, Grantee will obtain full voting and other rights as a stockholder of the Company.

4. Conversion to Common Stock. Unless the RSUs are forfeited prior to the Vesting Date as provided in Section 1 or Section 2 of this Award Certificate, the vested RSUs will convert to shares of Common Stock on the Vesting Date. Notwithstanding the foregoing, if (i) the RSUs constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code, (ii) Vesting Date occurs by reason of Grantee’s separation from service (pursuant to Section

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13.8(b)of the Plan or otherwise), and (iii) Grantee is a “specified employee” of the Company (as defined in Section 409A of the Code and applicable regulations) as of the date of his or her termination of service, then, to the extent required by Section 409A of the Code, the shares of Common Stock will be delivered to Grantee on the first day of the seventh month following the date of Grantee’s termination of service. Evidence of the issuance of the shares of Common Stock pursuant to this Award Certificate may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of Grantee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate. In the event the shares of Common Stock issued pursuant to this Award Certificate remain subject to any additional restrictions, the Company and its authorized representatives shall ensure that Grantee is prohibited from entering into any transaction that would violate any such restrictions, until such restrictions lapse.

5. Dividend Equivalents. Unless otherwise determined by the Committee, (i) any cash dividends or distributions credited to Grantee’s account shall be deemed to have been invested in additional restricted stock units on the record date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and such additional restricted stock units shall be subject to the same terms and conditions as are applicable in respect of RSUs with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same restrictions as apply to the RSUs with respect to which they were paid.

6. Restrictions on Transfer and Pledge. The RSUs, and any rights under the RSUs, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee otherwise than by will or by the laws of descent and distribution or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Notwithstanding the foregoing, the RSUs may be transferred, without consideration, to a Permitted Transferee. Nothing herein shall be construed as requiring the Company or any Affiliate to honor a QDRO except to the extent required under applicable law.

7. Covenants.

(a) Post-Employment Non-Solicitation. Grantee agrees that for a period of one year following Grantee’s termination of service with the Company for any reason, Grantee will not either directly or indirectly solicit for employment or otherwise interfere with the relationship of the Company or any Affiliate of the Company with any natural person who is then-currently employed by or otherwise engaged to perform services for the Company or any Affiliate of the Company. Grantee further agrees that Grantee will not interfere with the business relationship between the Company and any Affiliate of the Company and one of its customers, suppliers or vendors by soliciting, inducing, or otherwise encouraging the customer, supplier or vendor to reduce or stop doing business with the Company and any Affiliate of the Company. In the event Grantee’s service with the Company is terminated as a result of his or her Retirement, the provisions of this Section 6 shall apply regardless of whether Grantee agrees to be bound to Restrictive Covenants set forth in Section 3. [In compliance with California Business and Professions Code Section 16600.1, Section 7(a) shall not apply to Grantee if he or she is a California Resident. The Company will not attempt to enforce Section 7(a) if Grantee is a California Resident.]

(b) Non-Disclosure. Grantee agrees that Grantee will not, directly or indirectly, use,

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distribute, or disclose to any person (other than in connection with Grantee’s duties on behalf of the Company) any confidential or proprietary information regarding the Company’s business, including but not limited to, practices, procedures, and policies; trade secrets; techniques; technology; studies and reports; marketing and business plans; financial information; employment information; and any and all other information of the Company that is valuable to the Company and not generally known outside of the Company. This obligation shall remain in effect for as long as the information or materials in question retain their status as confidential. This provision does not, however, prohibit disclosure of information that was or becomes generally known or available to the public through no fault of Grantee. Notwithstanding the foregoing obligations and restrictions regarding confidential information, nothing in this Agreement shall prohibit or restrict, or is intended to prohibit or restrict, Grantee from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Grantee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Grantee; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Grantee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Grantee has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8. Tax Matters.

(a) Grantee acknowledges that the tax consequences associated with this Award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state, and local tax consequences of this Award. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of this Award Certificate.

(b) The Company or any Subsidiary employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the RSUs. The withholding requirement shall be satisfied by withholding from the settlement of the RSUs shares of Common Stock having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9. Restrictions on Issuance of Shares of Common Stock. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the shares of Common Stock covered by the RSUs upon any securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the RSUs, the RSUs may not be settled in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

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10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

11. No Right to Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue providing services to the Company or any Affiliate.

12. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

13. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, TX 76210, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

14. Amendments and Modifications. The Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, amend or modify this Award Certificate in any manner that is either (i) not adverse to Grantee, or (ii) consented to by Grantee.

15. Compensation Recoupment Policy. This Award Certificate shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable.

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